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THE LOEWEN GROUP INC
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(NYSE, TSE, ME: LWN)                                            NEWS


Investor contact:
Paul Wagler, Senior Vice President
and Chief Financial Officer
The Loewen Group Inc.
(604) 299-9321

                              FOR IMMEDIATE RELEASE


               LOEWEN GROUP EXPECTS LOWER SECOND QUARTER EARNINGS

VANCOUVER, BC, July 22, 1998 _ The Loewen Group announced today that, based on preliminary earnings estimates, its second quarter 1998 earnings will be significantly below First Call consensus earnings estimates of $0.31 per share. The short fall primarily relates to lower pre-need cemetery sales, lower volumes in funeral homes, adjustments to cemetery accounts receivable and to one-time unexpected internal costs resulting from the previously announced consolidation of the Company's Philadelphia, Pennsylvania office, staff reductions and the transfer of management functions into the Vancouver Head office.

Chairman and C.E.O. Ray Loewen said, "We are extremely disappointed by the negative surprises encountered in the consolidation of our Philadelphia office. We are performing a comprehensive review of strategic alternatives available to the Company with the objective of maximising shareholder value."

Paul Wagler, the Company's Senior Vice President and Chief Financial Officer stated that "Second quarter results will be announced in early August pending a thorough analysis and review of preliminary results."


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The Loewen Group Inc. is the second largest funeral home and cemetery operator in North America. The company employs approximately 16,000 people and owns or operates more than 1,100 funeral homes and over 500 cemeteries in the United States, Canada and the United Kingdom. Over 90 per cent of the company's revenue is derived from the United States.

Note: Certain of the statements contained in this press release, including, but not limited to, information regarding the future economic performance and financial condition of the company, the plans and objectives of the company's management, and the company's assumptions regarding such performance and plans, are forwardlooking in nature. Additional information concerning important factors that could cause actual results to differ from the forwardlooking information contained in this release is included in the company's publicly filed quarterly and annual reports.


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